UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒  Preliminary Information Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐  Definitive Information Statement

I/NET, INC.

(Name of Registrant as Specified In Charter)

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1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4) Proposed maximum aggregate value of transaction:

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☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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I/NET, INC.

To Our Stockholders:

On November 28, 2006, the Board of Directors of I/NET, Inc., unanimously approved amendments to the Company’s Certificate of Incorporation to (i) effect a reverse stock split whereby all outstanding shares of the Company’s $.001 par value common stock (“Common Stock”) will be reverse split on a 1-for-200 share basis; (ii) increase the authorized capital so that the Company is authorized to issue one hundred million (100,000,000) shares of $0.001 par value of Common Stock and ten million (10,000,000) shares of $0.001 par value of preferred stock, which preferred stock is issuable in such series and designations as may be authorized by the Company’s board of directors; and (iii) change the name of the Company to Liberator Medical Supply, Inc. On December 15, 2006, these amendments were approved by holders of a majority of the Common Stock.  There were not then and are not now any shares of preferred stock authorized, issued or outstanding.  The amendments to the Company’s Certificate of Incorporation are expected to be effective on or about February 16, 2007.  This Information Statement is being mailed to all stockholders of record as of the close of business on January 29, 2007.

This Information Statement is being sent to you for information only and you are not required to take any action.

By Order of the Board of Directors:

Jeff D. Jenson

Chairman of the Board

Woods Cross, Utah

January ____, 2007

I/NET, INC.

Information Statement Pursuant to Section 14C

of the Securities Exchange Act of 1934

This Information Statement is being mailed on or about January 29, 2007, to all holders of record on December 15, 2006 (the “Record Date”), of the $0.001 par value common stock (the “Common Stock”) of I/Net, Inc., a Delaware corporation (the “Company”), in connection with the vote by the Board of Directors of the Company and the approval by written consent of the holders of a majority of the Common Stock to effect a reverse 1-for-200 stock split (the “Reverse Split”) of the Common Stock, to amend the Company’s Certificate of Incorporation to increase the authorized Common Stock from fifty million (50,000,000) shares to one hundred million (100,000,000) shares, $.001 par value and to authorize ten million (10,000,000) shares of preferred stock, $0.001 par value, in such series and with such designations as may be authorized by the Board of Directors; and to change the name of the Company to Liberator Medical Supply, Inc.

Section 242(b) of the Delaware General Corporation Law (the “Delaware Law”) provides that every amendment to the certificate of incorporation of a corporation shall first be adopted by the resolution of the board of directors and then be subject to the approval of persons owning a majority of the securities entitled to vote on any such amendment.  The elimination of the need for a special meeting of the stockholders to approve the actions is authorized by the provisions of Section 141 and Section 228 of the Delaware Law.  Section 141 of the Delaware Law provides that the Board of Directors may adopt such a resolution by unanimous written consent, and Section 228 provides that persons owning the required majority to adopt any action that would otherwise be required to be submitted to a meeting of stockholders may adopt such action without a meeting by written consent.

In accordance with Section 141, resolutions to effect the Reverse Split, to increase the authorized capital, and change the name of the Company were adopted by unanimous written consent of the Board of Directors on November 28, 2006, and in accordance with Section 228 holders of outstanding stock having a majority of the votes entitled to be cast at a meeting of the Company’s stockholders adopted these actions by written consent on December 15, 2006.  If the proposed actions had not been adopted by written majority stockholder consent, it would have been necessary for these actions to be approved by the Company’s stockholders at a special stockholder’s meeting convened for the purpose of approving the actions.

Pursuant to Securities and Exchange Commission Rule 14c-2(b), the actions approved by the stockholders cannot become effective until 20 days from the date of mailing of this Information Statement to our stockholders.  We anticipate filing the proposed Amendments to the Certificate of Incorporation with the Delaware Secretary of State on the expiration of such twenty day period, anticipated to be February 16, 2007, at which time the proposed Amendments to the Certificate of Incorporation will become effective (the “Effective Date”).  This Information Statement shall constitute notice to our stockholders of action by written consent in accordance with Section 228(e) of the Delaware Law.

The Reverse Split will take place on the Effective Date without any action on the part of the holders of the Common Stock and without regard to current certificates representing shares of Common Stock being physically surrendered for certificates representing the number of shares of Common Stock that each stockholder is entitled to receive as a result of the Reverse Split.  New Common Stock certificates will not be issued at the Effective Date, but may be issued subsequently with respect to any certificates returned to the transfer agent upon a sale, exchange, or for any other purpose.

No fractional shares will be issued in connection with the Reverse Split.  Stockholders who would otherwise be entitled to receive fractional shares because they hold the number of shares of Common Stock that is not evenly divisible by 200 will have the number of shares to which they are entitled rounded up to the nearest whole number of shares.  No stockholder will receive cash in lieu of a fractional share.

The Company’s Common Stock is traded over the counter on the Pink Sheets under the symbol INNI.  The last sale of the Company’s Common Stock as reported on the Pink Sheets is 25,000 shares sold at $0.012 per share on January 16, 2007.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

FORWARD LOOKING STATEMENTS

This Information Statement, including the Exhibits attached hereto, contains forward- looking statements. Future events and actual results, financial or otherwise, may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include the risks and uncertainties involved in the Company's business, including, but not limited to, the effect of economic and market conditions, the level and volatility of interest rates, the impact of current or pending legislation and regulation and the other risks and uncertainties discussed in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, which is incorporated by reference in this Information Statement.

THE REVERSE SPLIT

The following summary describes the material terms of the Reverse Split.  This Information Statement contains more detailed descriptions of such terms.  We encourage you to read the entire Information Statement and the documents we have incorporated by reference.

Description of the Reverse Split

As of the Record Date, there were 50,000,000 shares of Common Stock authorized, issued and outstanding.  The Common Stock constitutes the sole class of outstanding voting securities of the Company.  Each share of Common Stock entitles the holder to one (1) vote on all matters submitted to the stockholders.

To effect the Reverse Split, the Company will amend its Certificate of Incorporation on the Effective Date by amending Article IV to provide for the Reverse Split and to state that each share of Common Stock outstanding prior to the Reverse Split will be automatically reclassified and changed to 1/200th of a fully-paid and non-assessable share of Common Stock, without increase or decrease in the par value thereof.  The amendment will also provide that no fractional shares shall be issued with respect to any shares of Common Stock held by any stockholder and that the Company will round up any fractional shares to the next whole number.

Background and Purpose of the Reverse Split

By completing a 1-for-200 Reverse Split of the currently issued and outstanding Common Stock of the Company, the Company will reduce the number of issued and outstanding shares while at the same time maintain its public status, thereby preparing the Company for the issuance of the quantities of shares required for an acquisition, merger, or reorganization.

Given that the Company has no assets, business, or business prospects of any kind, the Board of Directors believes that the Reverse Split will benefit all stockholders, as without the Reverse Split, the Company will have little value as a candidate for a private company to go public by way of an acquisition, merger, or reorganization.  Except for the rounding up of fractional shares, which benefits smaller stockholders over larger stockholders, the Reverse Split affects all stockholders equally.

The reduction in the number of outstanding shares could adversely affect the market for our Common Stock by reducing the relative level of liquidity. Consequently, there can be no assurance that the Reverse Split will result in a proportionate increase in the value of the shares of Common Stock.

Any new shares issued in connection with the Reverse Split will be fully paid and non-assessable. The number of stockholders will remain unchanged as a result of the Reverse Split. Notwithstanding that fractional shares will be rounded up to a whole share, we do not believe that the Reverse Split will materially affect the percentage of Common Stock held by our principal stockholder.

As part of the Reverse Stock split, the par value of our Common Stock will remain unchanged. While the aggregate par value of our outstanding Common Stock will be decreased, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Split will not affect our total stockholders' equity. All share and per share information will be retroactively adjusted to reflect the Reverse Split for all periods presented in our future financial reports and regulatory filings.

Following the Reverse Split, we will have approximately 250,000 shares of Common Stock issued and outstanding.  Assuming we complete the business combination described below under the caption “Potential Combination With Liberator Medical Supply, Inc.,” we will have issued and outstanding approximately 33,989,192 shares of Common Stock.

Effect of the Reverse Split on the Company

The Reverse Split will not affect the public registration of the Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  Similarly, we do not expect that the Reverse Split will affect the continued listing of the Common Stock on the Pink Sheets, which listing we intend to maintain.  The Reverse Split is not intended to make the Company a privately-held company or otherwise constitute a “going-private” transaction.

The number of authorized shares of Common Stock will not change as a result of the Reverse Split.  However, the Company will amend its Certificate of Incorporation to increase the number of common shares from 50,000,000 shares to 100,000,000 shares, $.001 par value, and to create a class of preferred stock, which will consist of 10,000,000 shares of $.001 par value stock.  See “Amendment of the Certificate of Incorporation to Increase the Company’s Authorized Capital.”

The Reverse Split will reconstitute the Company’s capital so that its stated capital, which consists of the par value per share of Common Stock multiplied by the number of shares of Common Stock issued, will decrease from $50,000 to approximately $250, and additional paid-in capital will increase from $12,843,710 to $12,891,460.  Upon completion of the Reverse Split, the number of shares of Common Stock issued and outstanding will be reduced from 50,000,000 shares to approximately 250,000 shares.

The Reverse Split will not alter the voting rights or other rights of holders of the Company’s Common Stock.

Approving Vote of the Board of Directors and Consenting Stockholders

The Company’s Board of Directors has determined that the Reverse Split is in the best interests of the Company.  The Company has received the approving consent of the holders of a majority of the shares of Common Stock entitled to vote on the Reverse Split.  Accordingly, no additional vote of the Company’s stockholders is required to approve the Reverse Split.

Fairness of the Process

The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction.  The Board of Directors concluded that the expense of these procedures was not reasonable in relation to the size of the transaction contemplated and concluded that the Board of Directors could adequately establish the fairness of the Reverse Split without such outside person.

Effective Date

The Reverse Split is anticipated to be effective at 6:00 P.M. on February 16, 2007.

Amendment of the Certificate of Incorporation

To effect the Reverse Split, the Company will amend its Certificate of Incorporation by amending Article IV, captioned “Stock.”  The amendment, to be filed at 6:00 P.M. on the Effective Date, will amend Article IV to provide for the Reverse Split and will accordingly state that each share of Common Stock outstanding prior to the Reverse Split will be automatically reclassified and changed into 1/200th of a fully-paid and non-assessable share of Common Stock, without increase or decrease in the par value thereof.  The amendment will also provide that no fractional share shall be issued with respect to any shares of Common Stock held by any stockholder in any one account, and that the Company will automatically increase each fractional share into a whole share of Common Stock.

Street Name Holders of Common Stock

The Company intends for the Reverse Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse Split for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates

Mandatory surrender of certificates is not required by shareholders.  The Company’s transfer agent will adjust the record books of the company to reflect the 200 to one reverse split effective as of close of business on February 16, 2006.  New certificates will not be mailed to shareholders, however, new certificates will be issued during the ordinary course of business.

Appraisal Rights

Stockholders do not have any appraisal rights under the Delaware General Corporation Law or under the Company’s Certificate of Incorporation or by-laws in connection with the Reverse Split.

Certain Federal Income Tax Consequences

We have summarized below certain federal income tax consequences to the Company and its stockholders resulting from the Reverse Split. This summary is based on United States federal income tax law, existing as of the date of this Information Statement.  Such tax laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a United States citizen and have held, and will hold, your shares as capital assets under the Internal Revenue Code. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse Split will be treated as a tax-free "recapitalization" for federal income tax purposes. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Reverse Split.

As stockholders will continue to hold Common Stock immediately after the Reverse Split, and receive no cash as a result of the Reverse Split, they should not recognize any gain or loss in the Reverse Split and will have the same adjusted tax basis and holding period in their Common Stock as they had in such stock immediately prior to the Reverse Split.

The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific stockholder.  Stockholders are urged to consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Reverse/Forward Split, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

TO INCREASE THE COMPANY’S AUTHORIZED CAPITAL

By increasing the total number of shares of Common Stock the Company is authorized to issue to one hundred million (100,000,000) shares with $0.001 par value and to authorize the Company to issue ten million (10,000,000) shares of preferred stock with $0.001 par value in such series and designations as may be authorized by the Board of Directors, the Company believes that it will be better structured to consummate a merger or acquisition of a suitable target, including Liberator Medical Supply, Inc.  Should the Company enter an agreement to merge or acquire another company or business and issue additional shares to such target company, stockholder authorization will not be required.

The change in capital will not affect the relative rights or privileges of our common stock stockholders.  The newly authorized common stock will have the same rights as the presently authorized shares of Common Stock.  The Preferred Stock, once authorized, requires future board approval in order to fix and determine the designations, rights, preferences or other variations of each class or series.

There can be no assurance, nor can the Board of Directors of the Company predict, what effect, if any, the proposed increase in our authorized common and authorization of preferred stock will have on the market price of the Company’s common stock.

The proposed amendments to the Amended Certificate of Incorporation are included as an exhibit to this Information Statement.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

TO CHANGE THE NAME OF THE COMPANY

In anticipation of the Company’s combination with Liberator Medical Supply, Inc., described below, the Board of Directors has determined that it is the best interests of the Company to change its corporate name to Liberator Medical Supply, Inc., or such other similar name as may be available in Delaware.  The name change will be effected by an amendment to the Company’s Certificate of Incorporation.  By changing the name of the Company to Liberator Medical Supply, Inc., management believes the Company will no longer be associated with information technology software and services and will become identified as a medical supply company.

The proposed amendments to the Amended Certificate of Incorporation are included as an exhibit to this Information Statement.

VOTE REQUIRED FOR APPROVAL

Section 228 of the Delaware General Corporation Law provides that any action required to be taken at a special meeting of the stockholders of a Delaware corporation may be taken by written consent in lieu of a meeting if the consent is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Section 242 requires the approval of the Company’s Board of Directors and holders of a majority of the outstanding stock entitled to vote thereon to amend the Company’s Certificate of Incorporation with respect to the Reverse Split, the amendment of the Company’s name, the increase in the Company’s authorized shares of common stock, and the authorization of the preferred stock.  The Company’s Board of Directors and stockholders holding a majority of the Common Stock have approved the Amendments.

The securities that would have been entitled to vote if a meeting were required to be held to amend the Company’s Certificate of Incorporation consist of shares of the Company’s Common Stock issued and outstanding on December 15, 2006, which is also the Record Date for determining stockholders who would have been entitled to notice of and to vote on the proposed Amendments to the Company’s Certificate of Incorporation.

ANTI-TAKEOVER IMPLICATIONS OF REVERSE STOCK SPLIT

AND INCREASE IN AUTHORIZED CAPITAL

Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device. However, as indicated above, the purpose of the reverse split and increase in authorized capital is to reduce the number of issued and outstanding shares while at the same time maintain its public status and increase the number of shares available for future issuance, thereby preparing the Company for the issuance of the quantities of shares required for an acquisition, merger, or reorganization. The actions are not intended to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device.

There are no anti-takeover mechanisms in our Articles of Incorporation, By-Laws or another other governing documents or contracts.

EFFECT OF REVERSE SPLIT AND INCREASE IN AUTHORIZED SHARES ON

NUMBER OF AUTHORIZED SHARES AVAILABLE FOR ISSUANCE

As of December 15, 2006 the Company had a total of 50,000,000 of its 50,000,000 authorized shares of Common Stock issued.  The table below illustrates the effect on the number of authorized shares of the Company’s Common Stock available for issuance as a result of the reverse split and as a result of the increase in authorized shares.

		Common Stock	Common Stock
		Available After	Available After
Common Stock	Post-Reverse	Increase In	Issuance to
Currently Issued	Split	Authorized	Liberator (1)

50,000,000	250,000	99,750,000	62,782,658

(1) Includes 29,407,300 shares of common stock to be issued and 7,810,042 shares of common stock underlying warrants and/or options to be issued to Liberator

POTENTIAL COMBINATION WITH LIBERATOR MEDICAL SUPPLY, INC.

The Company has a signed non-binding Letter of Intent with Liberator Medical Supply, Inc, a Florida corporation (“Liberator”), whereby the parties have agreed to enter into an Agreement and Plan of Reorganization through which the Company would acquire all of the issued and outstanding stock, warrants and options of Liberator and Liberator would become a wholly-owned subsidiary of the Company.  The proposed transaction requires the Company to reverse split its current issued and outstanding common stock on a 200 to 1 basis, increase its authorized capital shares as set forth above, and change the Company’s name.  As a part of the proposed transaction, the Company would issue approximately 29,407,300 shares of Common Stock and up to 7,810,042 warrants and/or options to purchase Common Stock in exchange for 100% of the issued and outstanding stock of Liberator and 100% of the issued and outstanding warrants and/or options to purchase Liberator common stock.  Further, the Company intends to issue an additional 4,250,000 shares to consultants if the Liberator transaction is consummated. Mark Libratore, the president and principal shareholder of Liberator, would control the Company.

The acquisition of Liberator is contingent upon the parties entering into and consummating an Agreement and Plan of Reorganization, which includes certain terms and conditions in addition to the Reverse Split, increase in authorized capital and name change.  Upon entry into a definitive Agreement and Plan of Reorganization, the Company will file a Current Report on Form 8-K, including a complete copy of the executed Agreement which, upon filing, may be viewed in the Company’s filings on the Securities and Exchange Commission website, www.sec.gov.

Liberator is a national direct-mail provider of medical equipment and supplies to Medicare-eligible seniors.  Liberator is a full-service medical equipment and supply distributor with a full line of mobility, mastectomy, respiratory, diabetes and infusion products and testing supplies. Liberator focuses on the respiratory, mastectomy, ostomy, urology, and mobility markets

Liberator has developed a combination of marketing, industry expertise and services which allow it to sell medical equipment and supplies to the chronically ill consumer on a rapid and cost-effective basis. Augmenting its mail-order business, the Company maintains a retail store in Martin County, Florida.  Liberator has created an ecommerce website (www.liberatormedical.com) which carries the same products offered through its mail order business.  Customers can purchase by phone, mail, or over the internet, and they can choose to have repeat supplies shipped automatically.  Liberator distributes products from over 200 manufacturers, including all of the largest US suppliers.  Liberator is an authorized Medicare and Medicaid provider and is a licensed Florida medical equipment provider.  In addition, Liberator holds Medicaid provider status in approximately 20 other states.

Liberator rents 7,000 square feet of retail and office space plus 2,200 square feet of attached warehouse and shipping space in Stuart, Florida.  The Company has also rented a new facility, a building containing approximately 25,000 square feet, of which approximately 11,000 square feet have recently been built out to house the Company’s call center, administrative offices, warehouse and shipping.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent (5%) of the Company’s common stock, (ii) all directors and nominees, (iii) each executive officer, and (iv) all directors and executive officers as a group.

Unless otherwise indicated, the Company believes that the beneficial owner has sole voting and investment power over such shares. The Company does not believe that any other stockholders act as a “group”, as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. As of December 15, 2006, the Company had issued and outstanding 50,000,000 shares of Common Stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Voting Shares

Common Stock	Jeff D. Jenson (1)(3) 1608 West 2225 South Woods Cross, UT 84087	25,500,001	51%

Common Stock	Stephen J. Markee (2) 5587 Texas Drive Kalamazoo, MI 49009	901,283	1.8%

Common Stock	Alex Ferries (1) 1608 West 2225 South Woods Cross, UT 84087	-0-	-0-

Common Stock	Officers, Directors and Nominees as a Group:	26,401,284	52.8%

(1)  Officer and director.

(2)  Director.

(3)  Consists of shares owned by Tryant, LLC, of which Mr. Jenson is the managing member.

Other than in its potential transaction with Liberator, there are no contracts or other arrangements that could result in a change of control of the Company.

DILUTION TO STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT AND

PRINCIPAL STOCKHOLDERS FOLLOWING A COMBINATION WITH LIBERATOR

Upon completion of a combination with Liberator and following the 1-for-200 Reverse Split of our issued and outstanding common shares, there will be a total of approximately 33,989,182 of Common Stock issued and outstanding and 7,810,042 warrants or options to purchase shares of Common Stock issued and outstanding.  Should the Liberator transaction be consummated, the following persons will have voting control of the Company through their ownership of Common Stock.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (6)
Common Stock	Mark Libratore (2)(4) 4260 SE Federal Hwy Stuart, FL 34997	22,965,949	54.94%
Common Stock	Robert Davis (3) 4260 SE Federal Hwy Stuart, FL 34997	115,300	0.28%
Common Stock	Shailesh and Mayuri Zaveri (4) 4260 SE Federal Hwy Stuart, FL 34997	2,133,600	5.11%
Common Stock	Lynden Capital Management, LLC(5) 230 Park Ave Suite 779 New York, NY 10169	3,300,000	7.9%
Common	Officers and Directors as a Group (2 Persons)	23,081,249	55.22%

(1)  Pursuant to Rule 13d-3, a beneficial owner is one who, directly or indirectly, has or shares with others (a) the power to vote or direct the voting of a security and/or (b) investment power, which includes the power to dispose, or direct the disposition of, such security.

(2)  Officer and director of the Company.

(3)  Officer.

(4)  Pursuant to Rule 13d-3(d), includes, as to Mr. Libratore, shares underlying 4,541,009 stock purchase options and, as to Dr. and Mrs. Zaveri, shares underlying 605,600 stock purchase warrants.

(5)

Under its agreement with Liberator, Lynden Capital Management, LLC, has the right to appoint one director upon completion of the combination.  See “Interest of Certain Persons in Matters to be Acted Upon.

(6)  Percentage calculated on the basis of 33,989,182 shares of Common Stock to be issued and outstanding, together with 7,810,042 shares underlying options and warrants to be outstanding, if the Liberator combination is completed as proposed.

MANAGEMENT FOLLOWING COMBINATION WITH LIBERATOR

The Company anticipates that if the proposed combination with Liberator is completed, the following people will be appointed officers and directors of the Company.

Mark Libratore is the President and sole director of Liberator, which he founded in July 1999.  Mr. Libratore founded A Action Medical Supply, Inc., a medical equipment reseller in 1987, and operated that company as its President and a director until 1999.  In 1990, he formed Liberty Medical Supply, Inc., and was its President and a director until its sale to PolyMedica Corporation in August 1996.  Mr. Libratore remained President of Liberty Medical and was a Senior Vice President of PolyMedica until March 1999, when he left Liberty Medical to form the Company.  Mr. Libratore has held department head positions overseeing respiratory therapy, cardiopulmonary technology, EEG laboratory, cardiac stress lab, blood gas analysis lab, pulmonary lab and EKG services. He has held licenses in Florida as a respiratory technician, a licensed respiratory therapist and a technician licensed in hematology special chemistry and certification as a cardiopulmonary technologist.

Bob Davis has been the Chief Financial Officer of Liberator since its organization in July 1999.  He was also the Chief Financial Officer of A Action Medical Supply, Inc., a Florida medical equipment reseller organized by Mr. Libratore in 1987.  Mr. Davis was the Chief Financial Officer and Manager of Financial Planning of Liberty Medical Supply, Inc., from 1995 to 1999.  From November 1993 to November 1995 he was Controller of TurboCombustor Inc., a Delaware company; from November 1990 to November 1993 he was Corporate Controller of Caribbean Computer Corp. a Florida company; and from August 1987 to November 1990 he was Vice President of Finance of Data Development Inc., a Georgia company.  Mr. Davis earned his Master of Science Accountancy degree December 1984 from the University of Houston, Houston, Texas and his Bachelor of Science degree in Accounting June 1972 from Lawrence Institute of Technology, Southfield, Michigan. He received his CPA certificate in July 1984 from the State of Texas.

PRO-FORMA FINANCIAL DATA

Included as Exhibit “B” to this Information Statement are pro-forma financial statements which show the pro-forma effects of the proposed transaction with Liberator as of December 31, 2005 and as of September 30, 2006.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the persons who have been directors or officers of the Company at any time since the beginning of the last fiscal year, nor any associate of any such persons, has any interest in the matters to be acted upon except that the proposed reverse stock split and Amendment to the Certificate of Incorporation is a condition to the potential acquisition described below, and one of the terms of the acquisition provides for Tryant, LLC to receive approximately 950,000 shares of post-Reverse Split Common Stock and $175,000 from Lynden Capital Management, LLC (“Lynden”), in exchange for Tryant’s indemnification of the Company relating to the potential Liberator described above under the caption “Potential Combination with Liberator Medical Supply, Inc.”  Liberator has agreed that Lynden may appoint one director upon completion of the combination between Liberator and the Company.

ADDITIONAL INFORMATION

Additional information concerning the Company, including its annual and quarterly reports for the past twelve months which have been filed with the Securities and Exchange Commission, may be accessed through the Securities and Exchange Commission's EDGAR archives at www.sec.gov.  The Company will provide stockholders with a copy of its annual report on Form 10-KSB for the year ended December 31, 2005, in the same mailing as this Information Statement.  Upon written request of any stockholder to the Company's Secretary, Alex Ferries, 1608 W. 2225 South, Woods Cross, Utah 84087, a copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, will be provided without charge to stockholders who do not otherwise receive a copy from the Company.

By: Order of the Board of Directors

/s/ Jeff D. Jenson

Date:

January ____, 2007

Jeff D. Jenson, Chairman of the Board

Exhibit “A”

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

I/NET, INC.

I/Net, Inc., a Delaware corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.

The name of the corporation is I/Net, Inc.

2.

This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.

This Certificate of Amendment of Certificate of Incorporation amends Article I of the Certificate of Incorporation, as heretofore amended, supplemented and restated, to read in its entirety as follows:

“ARTICLE I

NAME

The name of the corporation shall be Liberator Medical Supply, Inc.”

4.

This Certificate of Amendment of Certificate of Incorporation amends Article IV of the Certificate of Incorporation, as heretofore amended, supplemented and restated, to read in its entirety as follows:

“ARTICLE IV

STOCK

(a)

Capitalization.  The aggregate number of shares which the Corporation shall have the authority to issue is one hundred ten million (110,000,000) shares of all classes of stock, consisting of one hundred million (100,000,000) shares of common stock, $.001 par value, and ten million (10,000,000) shares of preferred stock, $.001 par value.

(b)

Preferred Stock.  Preferred stock may be issued in one or more series. The board of directors of the Corporation has vested with the authority to determine and state the designations and preferences, limitations, relative rights, and voting rights, if any, of each such series by the adoption and filing in accordance with the Delaware General Corporation Law, before the issuance of any shares of such series, of an amendment or amendments to this Certificate determining the terms of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law.  All shares of preferred stock of the same series shall be identical.

(c)

Reverse Stock Split.  Upon the filing and effectiveness (“Effective Time”) of this Certificate of Amendment of Certificate of Incorporation pursuant to the Delaware General Corporation Law, each two hundred (200) shares of the common stock (“Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.001 par value per share (the “New Common Stock”) without any action by the holder thereof.  The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination.  Stockholders who, immediately prior to the Effective time, own a number of shares of Old Common Stock which is not evenly divisible by 200 shall, with respect to such fractional interest, be entitled to receive one (1) whole share of Common Stock in lieu of a fraction of a share of New Common Stock.  Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.”

5.

This Certificate of Amendment of Certificate of Incorporation shall be effective on filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed by a duly authorized officer of the Corporation this _____ day of January, 2007.

I/NET, Inc.

By: ___________________________

Printed Name: __________________

Title: __________________________

Exhibit “B”

I/NET, Inc.
Pro Forma Balance Sheet
December 31, 2005

Assets
	Liberator	I /Net	Combined
Current Assets
Cash	$219,272	$1,656	$220,928
Trade receivables	821,215	8,867	830,082
Prepaid expenses	32,089		32,089
Inventory	307,630		307,630
Deferred advertising, current	61,855		61,855

Total Current Assets	1,442,061	10,523	1,452,584

Property and Equipment
Tangible property	684,296		684,296
Intellectual property		30,993	30,993
	684,296	30,993	715,289
Less Accumulated Depreciation	(397,155)	(30,993)	(428,148)
Net Property and Equipment	287,141	-	287,141
Other Assets
Deferred advertising	53,750		53,750
Intangible assets, net of accumulated
amortization of $2,822	24,485		24,485
Deposits	86,375		86,375

Total Other Assets	164,610	-	164,610

Total Assets	$1,893,812	$10,523	$1,904,335

Liabilities and Stockholders' Equity

Current Liabilities
Notes payable	$27,000	$34,500	$61,500
Accounts payable	281,432	73,875	355,307
Accrued liabilities	104,713	10,000	114,713
Current portion notes payable	65,991	9,000	74,991
Current portion capital leases	27,433		27,433
Current portion stockholder notes	1,664,649	13,500	1,678,149

Total Current Liabilities	2,171,218	140,875	2,312,093

Long-Term Capital Leases	4,241		4,241

Total Liabilities	2,175,459	140,875	2,316,334

Stockholders' Equity
Common stock	4,433,111	35,071	4,468,182
Additional paid-in capital		12,808,639	12,808,639
Retained earnings (deficit)	(4,714,758)	(12,974,062)	(17,688,820)

Total Stockholders' Equity (Deficit)	(281,647)	(130,352)	(411,999)

Total Liabilities and Stockholders' Equity	$1,893,812	$10,523	$1,904,335

I/NET, Inc.
Pro Forma Statement of Operations
For the year ended December 31, 2005

	Liberator	I /Net	Combined

Sales	$2,676,372	$39,746	$2,716,118

Cost of Sales	1,282,063	37,937	1,320,000

Gross Profit	1,394,309	1,809	1,396,118

Selling, General and Administrative Expenses	2,414,629	6,343	2,420,972

Operating Loss	$(1,020,320)	$(4,534)	$(1,024,854)
Other Income (Expense)
Gain on extinguishment of debt		$1,010	$1,010
Interest Expense, net of interest income	$(174,347)	(1,028)	(175,375)
Miscellaneous		192	192
Total Other Income (Expense)	(174,347)	174	(174,173)
Net Loss	$(1,194,667)	$(4,360)	$(1,199,027)

Basic and diluted loss per common share	$(0.05)	$(0.02)	$(0.05)

Weighted average of common shares outstanding	22,360,821	175,353	22,536,174

I/NET, Inc.
Pro Forma Statements of Cash Flows
For the year ended December 31, 2005

	Liberator	I /Net	Combined
Cash flow from operating activities
Net Loss	$(1,194,667)	$(4,360)	$(1,199,027)
Depreciation	60,000		60,000
Amortization	2,822		2,822
Amortization	90,543		90,543
Gain on extinguishment of debt		-1010	-1010
Changes in assets and liabilities
Receivables	(415,037)	6,160	(408,877)
Deposits	(58,665)	2,552	(56,113)
Accounts payable	(45,884)	(8,224)	(54,108)
Accruals	(69,234)	423	(68,811)
Prepaid expenses	(5,645)		(5,645)
Inventory	(49,076)		(49,076)
Income taxes paid	-

Net Cash Flows Used in Operating Activities	(1,684,843)	(4,459)	(1,689,302)

Cash flows from investing activities
Purchase of equipment	(8,333)		(8,333)
Purchase of deferred advertising	(158,506)		(158,506)
Purchase of intangible assets	(27,307)		(27,307)

Net Cash Flows Used in Investing Activities	(194,146)	0	(194,146)

Cash flows from financing activities
Proceeds from sale of stock	2,177,258		2,177,258
Proceeds from warrants exercised	150,334		150,334
Proceeds of loans from stockholders	30,000	2,000	32,000
Proceeds from short-term notes	-		-
Proceeds from new installment loans	27,424		27,424
Proceeds from notes payable	-		-
Payments on notes and loans payable	(233,898)		(233,898)
Payments on capital leases	(34,686)		(34,686)
Payments on transportation capital leases	(24,035)		(24,035)
Payments on short-term notes	(50,600)		(50,600)

Net Cash Flows Provided by Financing Activities	2,041,797	2,000	2,043,797

Net increase (Decrease) in cash	162,808	(2,459)	160,349

Cash at beginning of year	56,464	4,115	60,579

Cash at end of year	$219,272	$1,656	$220,928

I/NET, Inc.
Pro Forma Balance Sheet
September 30, 2006
Assets
	Liberator		I /Net	Combined
Current Assets
Cash	$80,955		$120	$81,075
Trade receivables	1,014,982			1,014,982
Prepaid expenses	17,679			17,679
Inventory	356,421			356,421
Deferred advertising, current				-
Total Current Assets	1,470,037		120	1,470,157

Property and Equipment
Tangible property	1,076,763			1,076,763
Intellectual property				-
	1,076,763		-	1,076,763
Less Accumulated Depreciation	(442,155)			(442,155)
Net Property and Equipment	634,608		-	634,608
Other Assets
Deferred advertising	206,882			206,882
Intangible assets, net of accumulated
amortization of $2,822	32,305			32,305
Deposits	62,002			62,002
Total Other Assets	301,189		-	301,189

Total Assets	$2,405,834		$120	$2,405,954
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$17,000	$		$17,000
Accounts payable	524,630		27,355	551,985
Accrued liabilities	119,331		10,000	129,331
Current portion notes payable	-			-
Bridge loan payable	975,800			975,800
Current portion capital leases	15,824			15,824
Current portion stockholder notes	1,664,649		22,500	1,687,149

Total Current Liabilities	3,317,234		59,855	3,377,089

Long-Term Capital Leases	86,885			86,885

Total Liabilities	3,404,119		59,855	3,463,974

Stockholders' Equity
Common stock	3,482,424		250	3,482,674
Additional paid-in capital	1,589,353		12,893,460	14,482,813
Retained earnings (deficit)	(6,070,062)		(12,953,445)	(19,023,507)

Total Stockholders' Equity (Deficit)	(998,285)		(59,735)	(1,058,020)

Total Liabilities and Stockholders' Equity	$2,405,834		$120	$2,405,954

I/NET, Inc.
Pro Forma Statement of Operations
For the Nine Months ended September 30, 2006

	Liberator	I /Net	Combined

Sales	$2,133,212	$15,475	$2,148,687

Cost of Sales	1,038,550	19,116	1,057,666

Gross Profit	1,094,662	(3,641)	1,091,021

Selling, General and Administrative Expenses	2,326,227	4,653	2,330,880

Operating Loss	$(1,231,565)	$(8,294)	$(1,239,859)
Other Income (Expense)
Gain on extinguishment of debt		$30,339	$30,339
Interest Expense, net of interest income	$(123,747)	(1,428)	(125,175)
Miscellaneous			-
Total Other Income (Expense)	(123,747)	28,911	(94,836)
Net Loss	$(1,355,312)	$20,617	$(1,334,695)

Basic and diluted loss per common share	$(0.05)	$0.13	$(0.05)

Weighted average of common shares outstanding	27,456,967	244,320	27,701,287

I/NET, Inc.
Pro Forma Statements of Cash Flows
For the Nine Months ended September 30, 2006

	Liberator	I /Net	Combined
Cash flow from operating activities
Net Loss	$(1,355,304)	$20,617	$(1,334,687)
Depreciation	45,000		45,000
Amortization - Deferred advertising	103,402		103,402
Amortization - Intangibles	4,304		4,304
Gain on extinguishment of debt		-30339	-30339
Changes in assets and liabilities
Receivables	(193,767)	8,867	(184,900)
Deposits	24,373		24,373
Accounts payable	243,198	(40,681)	202,517
Accruals	14,618		14,618
Prepaid expenses	14,410		14,410
Inventory	(48,791)		(48,791)
Income taxes paid

Net Cash Flows Used in Operating Activities	(1,148,557)	(41,536)	(1,190,093)

Cash flows from investing activities
Purchase of equipment	(392,467)		(392,467)
Purchase of deferred advertising	(194,679)		(194,679)
Purchase of intangible assets	(12,124)		(12,124)

Net Cash Flows Used in Investing Activities	(599,270)	0	(599,270)

Cash flows from financing activities
Proceeds from sale of stock	389,333	50,000	439,333
Proceeds from warrants exercised	249,333		249,333
Proceeds of loans from stockholders			-
Proceeds from short-term notes	975,800		975,800
Proceeds from new installment loans	83,997		83,997
Proceeds from notes payable			-
Payments on notes and loans payable	(10,000)	(10,000)	(20,000)
Payments on capital leases	(12,962)		(12,962)
Payments on transportation capital leases			-
Payments on short-term notes	(65,991)		(65,991)

Net Cash Flows Provided by Financing Activities	1,609,510	40,000	1,649,510

Net increase (Decrease) in cash	(138,317)	(1,536)	(139,853)

Cash at beginning of year	219,272	1,656	220,928

Cash at end of year	$80,955	$120	$81,075